Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steven J. Quinlan, Vice President and CFO 517/372-9200

Neogen reports 12% revenue increase

LANSING, Mich., Sept. 27, 2016 — Neogen Corporation (Nasdaq: NEOG) announced today that revenues for the first quarter of its 2017 fiscal year, which ended Aug. 31, were $83,645,000 — a 12% increase compared to revenues of $74,860,000 in the first quarter of last year.

First quarter net income increased 6% to $9,881,000, or $0.26 per share, from the previous year’s first quarter income of $9,323,000, or $0.25 a share. The revenues and net income represent first quarter records for the 34-year-old company.

“The first quarter was a good start for our 2017 fiscal year. We are where we want to be, and are continuing to establish our presence throughout our worldwide markets,” said James Herbert, Neogen’s chief executive officer and chairman. “The growth we are reporting today reflects the positive impact of our recent acquisitions and significant growth in many of our core product lines — and comes despite the United Kingdom’s vote to exit the European Union, which resulted in a significant adverse currency translation impact on revenues at our operations in Scotland.”

The first quarter was the 98th of the past 103 quarters that Neogen reported revenue increases compared with the previous year — including all consecutive quarters in the last 11 years.

“We were pleased with the growth in many of our food safety diagnostic product lines, especially instrument sales of our Soleris® and BioLumix® general microbiology products,” said Richard Calk, Neogen’s president and chief operating officer. “Our general micro instrument sales increased 55% in the quarter, and these sales will result in higher future sales of the disposable components necessary to perform rapid microbiological testing. In the first quarter, our R&D team also developed a testing protocol to rapidly test yogurt for yeast and mold using our Soleris system — a major breakthrough that should increase the use of these products going forward.”

Neogen’s gross margin was 48.4% of sales in its first quarter of the current year, compared to the 50.5% recorded in the company’s first quarter of its last fiscal year. Factors contributing to the decline in gross margin included adverse currency translations, incremental revenue from acquisitions that have gross margins lower than the company’s historical average, and the loss of significant sales of a small animal supplement with a high margin that was removed from the market.

Operating expenses increased 12% compared with the prior year quarter; $1.2 million of the increase relates to recent acquisitions. Operating income for the quarter was $14,742,000, or 17.6% of sales, compared to $14,895,000, or 19.9%, a year ago.

“We saw a moderation of negative currency translation effects in the first quarter, as the Brazilian real and the euro steadied against the dollar,” said Steve Quinlan, Neogen’s chief financial officer. “However, the June ‘Brexit’ vote caused the British pound to decline 10% against the dollar, and the Mexican peso resumed its decline against the dollar. Overall, currency declines negatively impacted both our top and bottom lines, and resulted in a comparative loss of approximately $1.9 million in revenues and $0.02 per share to earnings for the first quarter relative to last year’s first quarter.”

Revenues for the company’s Food Safety segment increased 13% during the first quarter compared to the prior year’s first three months, aided in part by the acquisitions of Lab M, bought in August 2015, and Deoxi, purchased in April 2016. Sales of Neogen’s rapid tests for food allergens, such as gluten and peanuts, increased 17% in the quarter compared to the prior year. This growth was aided by increased global regulatory efforts and consumer demand to ensure products represented as being free of food allergens are correctly labeled. Overall organic growth for the Food Safety segment was 9% for the quarter.

In addition to the 55% improvement in sales of the company’s BioLumix and Soleris test systems, which rapidly detect microorganisms, such as yeast and mold, in food, nutraceuticals and other consumer items, the company’s sales of its environmental sanitation testing products, which includes its AccuPoint® Advanced ATP Sanitation Monitoring System, increased 9% in the current quarter when compared to the prior year. AccuPoint Advanced recently received approval from the influential AOAC Research Institute — the only AOAC approval for an ATP sanitation monitoring system. This approval should provide Neogen with a competitive advantage over similar systems on the market.

The company’s international operations continued to grow, despite the adverse currency translations mentioned earlier. Revenues from Neogen’s Scotland-based subsidiary increased 24%, Mexico-based Neogen Latinoamerica’s sales increased 28%, Neogen do Brasil’s revenues increased 43%, and Neogen China’s sales increased 21%, all in U.S. dollars.

Neogen’s Animal Safety segment reported a revenue increase of 10% due to acquisitions within the previous 12 months. Sales of the company’s small animal supplements decreased in the first quarter of the current year when compared to the same period last year, due entirely to the removal of its thyroid replacement product from the market. Sales of Neogen’s rodenticides increased approximately 17% in the current quarter compared to the prior year, and the company’s sales of rapid tests to detect drug residues in forensic samples increased 38% compared to the prior year quarter, due mainly to new business in Brazil.

Revenues from Neogen’s worldwide animal genomics business increased 21% in the first quarter of fiscal 2017 compared to the prior year. This growth was the result of increased market share in the cattle, pig, and poultry markets. The increased processing capability gained through recent expansion of the company’s DNA testing facilities in Scotland also aided the growth.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division is a leader in the development of animal genomics along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care and disinfectants.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Aug. 31
	2016	2015
Revenue
Food Safety	$39,003	$34,459
Animal Safety	44,642	40,401

Total revenue	83,645	74,860
Cost of sales	43,166	37,068

Gross margin	40,479	37,792
Operating expenses
Sales & marketing	14,797	13,571
Administrative	8,262	6,753
Research & development	2,678	2,573

Total operating expenses	25,737	22,897

Operating income	14,742	14,895
Other income (expense)	492	(456)

Income before tax	15,234	14,439
Income tax	5,300	5,150

Net income	$9,934	$9,289
Net loss (income) attributable to non-controlling interest	$(53)	$34

Net income attributable to Neogen Corp	$9,881	$9,323
Net income attributable to Neogen Corp per diluted share	$0.26	$0.25

Other information:
Shares to calculate per share	38,165	37,755
Depreciation & amortization	$3,478	$2,720
Interest income	123	68
Gross margin (% of sales)	48.4%	50.5%
Operating income (% of sales)	17.6%	19.9%
Revenue increase vs. FY 2016	11.7%
Net income vs. FY 2016	6.0%

NEOGEN CORPORATION SUMMARIZED CONSOLIDATED

BALANCE SHEET DATA

(In thousands)

	Aug. 31	May 31
	2016	2016
	(Unaudited)	(Audited)
Assets
Current assets
Cash & investments	$129,226	$107,796
Accounts receivable	59,354	67,652
Inventory	69,839	64,371
Other current assets	10,188	10,182

Total current assets	268,607	250,001
Property & equipment, net	54,739	54,683
Goodwill & other assets	145,269	147,031

Total assets	$468,615	$451,715

Liabilities & Equity
Current liabilities	$32,638	$28,598
Other long-term liabilities	18,757	18,956
Equity: Shares outstanding 37,709 in Aug. & 37,568 in May	417,220	404,161

Total liabilities & equity	$468,615	$451,715

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